Exhibit 19.1
MNTN, Inc.
Insider Trading Compliance Policy
MNTN, Inc. (the “Company”) seeks to promote a culture that encourages ethical conduct and a commitment to compliance with the law. We require our personnel to comply at all times with federal laws and regulations governing insider trading. This policy sets forth procedures designed to help comply with these laws and regulations.
Persons Covered
You must comply with this policy if you are:
•a director, officer or team member;
•an entity controlled by a director, officer or team member; or
•a contractor, consultant, or other person designated by the Company.
Individuals subject to this policy are responsible for ensuring that members of their household comply with this policy. This policy does not apply to any entity controlled by a director, officer or team member that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) and has represented to the Company that it and its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures designed to ensure compliance with federal securities laws and regulations prohibiting trading in the securities of a company on the basis of material, non-public information; and (c) are aware of, and have agreed to comply with, securities laws prohibiting any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
Policy Statement
Unless otherwise permitted by this policy, you must not:
•purchase, sell, gift or otherwise transfer any security of the Company while you possess material nonpublic information about the Company;
•purchase, sell, gift or otherwise transfer any security of any other company, while you possess material nonpublic information about the other company that you obtained in connection with your employment by or service to the Company;
•directly or indirectly communicate material nonpublic information to anyone outside the Company unless you follow Company policy regarding confidential information; or
•directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-know basis.

For this purpose:
•securities includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments;
•purchase includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security;
•sale includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security;
•material means likely to have a significant effect on the market price of the security (also understood to mean a substantial likelihood that a reasonable investor would consider the information important in making an investment decision); and
•nonpublic means not broadly disseminated to the general public so that investors have been able to factor the information into the market price of the security.
To understand how these terms apply to specific circumstances, or for any other questions about this policy, you should ask the Company’s Head of Legal or his or her designee (the “Compliance Officer”).
Quarterly Blackout Periods
The Compliance Officer will designate a list of persons who (with their controlled entities and household members) must not purchase, sell, gift or otherwise transfer any security of the Company during any blackout period, except as otherwise permitted by this policy.
The quarterly blackout period:
•begins on the 15th day of the last month of each fiscal quarter; and
•ends after completion of the second trading day after the earnings release for that quarter.
Additional Blackout Periods
From time to time, the Compliance Officer may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this policy, and must not disclose that an additional blackout period is in effect.
Pre-Clearance of Transactions
The Compliance Officer will designate a list of persons who (with their controlled entities and household members) must pre-clear each transaction in any security of the Company.

To submit a pre-clearance request, you must follow the procedures established by the Compliance Officer.
Pre-clearance approval:
•may be granted or withheld in the sole discretion of the Compliance Officer (or the Chief Financial Officer for transactions by the Compliance Officer);
•remains valid for five business days for transactions without a proposed transaction date;
•remains subject to your independent obligation to confirm that you do not possess material nonpublic information at the time of your transaction;
•will not constitute legal advice that a proposed transaction complies with applicable law;
•will not result in liability to the Company or any other person if delayed or withheld; and
•is not required for “sell-to-cover” transactions pursuant to a policy adopted by the Company or transactions under a previously approved Rule 10b5-1 plan or a previously approved non-Rule 10b5-1 trading arrangement.
Exempt Transactions
This policy, except for provisions set forth in the Prohibited Transactions section below, does not apply to:
•transactions directly with the Company;
•gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this policy, except that gift transactions involving Company securities are subject to pre-clearance;
•transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units);
•“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options);
•transactions under a pre-cleared Rule 10b5-1 plan; or
•transactions under a pre-cleared non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K).
In addition, nothing in this policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons (“Distributions”). It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any Distributions, based on all relevant facts and circumstances, and applicable securities laws.
Trading Plans
The restrictions in this policy, except for provisions set forth in the Prohibited Transactions section below, do not apply to transactions under a trading plan that satisfies either:
•the conditions of Rule 10b5-1; or
•the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K; and
•the Compliance Officer has pre-approved.
A trading plan may be modified outside of a blackout period when you do not possess material nonpublic information. Modifications to and terminations of a trading plan must be pre-approved by the Compliance Officer.
Prohibited Transactions
You may not engage in:
•short sales (i.e., sales of shares that you do not own at the time of sale);
•options trading, including puts, calls, or other derivative securities on an exchange, an over-the-counter market, or any other organized market;
•hedging transactions, such as prepaid variable forward contracts, equity swaps, collars, exchange funds, or other transactions that hedge or offset any decrease in market value of the Company’s equity securities; and
•pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account, unless pre-approved by the Compliance Officer; provided, however, that pre-clearance for pledging of Company securities shall not be required where (a) the aggregate amount of the loan or investment amount collateralized by such pledged Company securities does not exceed 15% of the total number of Company securities then held by the pledgor and (b) the Company has been notified in writing prior to such pledge.
Post-Termination Transactions
If you possess material nonpublic information when your employment by or service to the Company terminates, the restrictions set forth in “Policy Statement” above continue to apply until that information has become public or is no longer material.

Policy Administration
The Compliance Officer has authority to interpret, amend and implement this policy. This authority includes interpreting or waiving the terms of the policy, to the extent consistent with its general purpose and applicable securities laws. The Chief Financial Officer will administer the policy as it applies to any trading activity by the Compliance Officer. The Board will approve any waiver of the terms of this policy for directors or executive officers.
Certification of Compliance
You may be asked periodically to certify your compliance with the terms and provisions of this policy.
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